Exhibit 10.17

DIRECTORS’ COMPENSATION (in effect for 2005)

EMPLOYEE DIRECTORS. Directors who are employed by Bankshares or TFB do not receive additional compensation from Bankshares or TFB for their service as directors.

RETAINER. Non-employee directors of Bankshares receive a $5,000 retainer for board service.

MEETING FEES. Non-employee directors of the Bankshares receive a fee of $200 for each Board and committee meeting attended. Non-employee directors of TFB receive a fee of $500 for each TFB Board meeting and $200 for each TFB committee meeting attended. However, no director receives fees for more than two meetings held in any one day.

DIRECTOR DEFERRED COMPENSATION PLAN. Bankshares has a Director Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which any non-employee director of Bankshares or TFB may elect to defer receipt of all or any portion of his or her compensation as a director. A participating director may elect to have amounts deferred under the Deferred Compensation Plan held in a deferred cash account credited on a quarterly basis with interest equal to the highest rate offered by TFB at the end of the preceding quarter. Alternatively, a participant may elect to have a deferred stock account in which deferred amounts are treated as if invested in Bankshares’ common stock at the fair market value on the date of deferral. The value of a stock account will increase and decrease based upon the fair market value of an equivalent number of shares of common stock. In addition, the deferred amounts deemed invested in common stock will be credited with dividends on an equivalent number of shares. Amounts considered invested in Bankshares’ common stock are paid, at the election of the director, either in cash or in whole shares of common stock and cash in lieu of fractional shares. Directors may elect to receive amounts contributed to their respective accounts through up to five installment payments. Bankshares may establish a trust to hold amounts deferred and which accumulate under the plan. The purpose of the Deferred Compensation Plan is to give the non-employee directors the option of deferring current taxation on directors’ fee income.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. Bankshares had a Non-Employee Director Stock Option Plan (the “Option Plan”), which was adopted in 1995 and expired in 1999. Under the Option Plan each director who was not an employee of Bankshares or TFB received an option grant covering 2,240 shares of Bankshares common stock on April 1 of each year during the five-year term of the Option Plan. The first grant under the Option Plan was made on May 1, 1995. The exercise price of awards was fixed at the fair market value of the shares on the date the option was granted. During the term of the Option Plan, a total of 123,200 shares of common stock could be granted and 120,960 shares of common stock were granted under the Option Plan. There are 96,820 options under the Option Plan remaining available to be exercised. The options granted under the Option Plan became exercisable six months from the date of grant except in the case of death or disability. Options that are not exercisable at the time a director’s services on the Board terminate for reasons other than death, disability or retirement in accordance with the Bankshares’ policy are forfeited. The purpose of the Option Plan was to promote a greater identity of interest between non-employee directors and Bankshares’ shareholders by increasing each participant’s proprietary interest in the Bankshares through the award of options to purchase Bankshares common stock.

OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN. Bankshares has a an Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”) which was established in 1998 for employees and was amended and restated in 2000 to include non-employee directors. 180,000 shares of stock are reserved for non-employees during the term of the plan which expires in 2008. The first grant to non-employee directors under the Omnibus Plan was made on May 23, 2000. Under the Omnibus Plan, non-qualified options to acquire shares of Bankshares common stock, restricted stock, stock appreciation rights, and/or units may be granted from time to time to non-employee directors of Bankshares and of any of its subsidiaries. Under the Omnibus Plan, 28,694 options were granted to non-employee directors at an exercise price of $8.13 in 2000, 28,214 options were granted to non-employee directors at an exercise price of $8.07 in 2001, and 25,732 options were granted to non-employee directors at an exercise price of $13.00 in 2002. No grants were made under the Omnibus Plan in 2003. All option amounts have been adjusted to reflect the effect of stock splits. During 2004, 299 shares of restricted stock were granted to each non-employee director under the Omnibus Plan, and during 2005, 282 shares of restricted stock were awarded to each non-employee director under the Omnibus Plan.